EXHIBIT 10.14

                         AMENDMENTS TO 1987 STOCK PLAN

     Pursuant to resolutions adopted by the Board of Directors of Omnicom Group Inc. ("Omnicom") on March 28, 1994, the Omnicom 1987 Stock Plan (the "Plan") is hereby amended, effective June 1, 1994 and subject to the approval of the shareholders of Omnicom, as set forth below.

     A. Subsections (f), (g) and (h) of Section 7 are hereby deleted and the following substituted therefor:

          "(f) Retirement/Involuntary Termination of Employment of Holder of Option. In the event of Termination of Employment of an Employee to whom an Option has been granted by reason of his or her Retirement (other than for Total Disability), or Involuntary Termination of Employment:

              (i) if the date of such termination occurs before the expiration of the Waiting Period of an Option, such Option(s) shall automatically be cancelled and be of no further force or effect;

              (ii) if the date of such termination occurs after the expiration of the Waiting Period of an Option, such Option(s) may be exercised in full only during the thirty-six month period immediately following the date of such termination, but in no event may such Option(s) be exercised after the expiration of the term specified in the Option.

          (g) Total Disability of Holder of Option. In the event of Termination of Employment of an Employee to whom an Option has been granted by reason of his or her Total Disability, such Option(s) may be exercised in full only during the thirty-six month period immediately following the date of such termination, but in no event may such Option(s) be exercised after the expiration of the term specified in the Option.

          (h) Death of Holder of Option. In the event of Termination of Employment of an Employee to whom an Option has been granted by reason of his or her death, such Option(s) may be exercised in full only during the thirty-six month period immediately following the date of death, but in no event may such Option(s) be exercised after the expiration of the term specified in the Option, provided, however, that such Option(s) may only be exercised by those to whom such person's rights under the Option(s) have passed by will or through the laws of descent and distribution. In the event of the death of a former employee within the thirty-six month period following his or her termination of employment by reason of Retirement, Involuntary Termination of Employment or Total Disability, Option(s) exercisable under subsections (f) and (g) of this Section 7 may only be exercised by those to whom such person's rights under the Option(s) have passed by will or through the laws of descent and distribution.

          (i) The Committee shall have the authority to extend the post-termination of employment exercise periods of outstanding options to conform with the provisions of subsections (f), (g) and (h) of this Section 7."

     B. Subsections (i) through (l) of Section 7 are hereby redesignated as subsections (j) through (m).

     C. A new subsection (n) is hereby added to Section 7 and reads as follows:

          "(n) The maximum number of shares with respect to which options may be granted by the Committee to any employee in any one calendar year shall be 100,000 shares."